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                                                                   EXHIBIT 10.36


[GLOBALSTAR LOGO](TM)

                   CONFIDENTIAL INCENTIVE RETENTION AGREEMENT

This confidential Incentive Retention Agreement is entered into between ("Employee") and Globalstar L. P. ("Company") on February 23, 2001.

As you know, Globalstar's strategic partners are conducting an extensive review of its Business Plan to provide sufficient time and resources to build a critical mass of customers to achieve viability. We are optimistic that we will succeed, and our progress is steady. Nevertheless, we do not underestimate the challenge. We also recognize the concern of many of our key employees about Globalstar's uncertain prospects. Globalstar wishes to recognize your past contributions to Globalstar and your continued service during this critical period. Accordingly, Globalstar is pleased to offer you a three-part incentive retention payment of $100 to remain with the Company through the critical restructuring period. This Incentive Retention payment will be paid as follows:

         $20 on 03/30/01
         $30 on 06/30/01
         $50 on 12/31/01 or at the completion of the restructuring process, whichever occurs first.

To be eligible to receive each incentive retention payment, you must be an active Globalstar employee in good standing on the payment date and must have worked a minimum of 75% of the available working hours during each specific payment period.

This incentive bonus will not accrue on a pro rata basis therefore if you choose to voluntarily terminate your employment prior to a payment date, you will not be eligible for any portion of the incentive retention not yet paid. However, if the Company terminates your employment for reasons other than job abandonment or misconduct before a payment date, Globalstar will pay Employee the balance of the Incentive Retention or the full incentive bonus if you have not yet received any payment.

This Agreement is not a contract of employment for any fixed period of time and is not intended to alter the employment agreement you signed at the outset of employment with the Globalstar.

The Company reminds you of the obligation contained in your written employment agreement to keep confidential all Company proprietary and trade secret information both during your employment by Globalstar and after that employment ends. This obligation precludes disclosure of proprietary trade secret information to journalists, reporters and media organizations as well as disclosure on the Internet via participation in "chat room" or message boards."

NOT ALL EMPLOYEES ARE INCLUDED IN THIS RETENTION PROGRAM; THEREFORE, THE COMPANY REQUESTS THAT YOU KEEP YOUR PARTICIPATION CONFIDENTIAL.

If you have any questions, please contact Sam Garcia at (408) 933-4455. Please accept the terms of this agreement by immediately signing it below and returning it to Tony Navarra.

I look forward to working with you during this critical period.



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      Anthony J. Navarra                    (Employee)                  Date